THIS AGREEMENT made as of the 30th day of July, 2009.

B E T W E E N:

BRIDGEPORT VENTURES INC.,
a corporation incorporated pursuant to the laws of the Province of Ontario

(the "**Company**")

- and -

WILLIAM BRERETON
an individual normally resident and domiciled in the Province of Ontario

("**Brereton**")

WHEREAS the Company and Brereton are party to a purchase and sale agreement dated as of November 11, 2008 (the "**Purchase and Sale Agreement**"), pursuant to which the Company has acquired from Brereton two mining claims located in McCart Township, Porcupine Mining Division, Ontario (the "**McCart Property**"), all as more particularly described the Purchase and Sale Agreement;

AND WHEREAS the Company has since staked the New Claims (as hereinafter defined) in the vicinity of the McCart Property, with the assistance of Brereton;

AND WHEREAS the Company now wishes to grant to Brereton the NSR (as hereinafter defined) in respect of the New Claims, all on and subject to the terms and conditions herein contained;

NOW THEREFORE THIS AGREEMENT WITNESSETH that in consideration of the mutual covenants, agreements and premises herein contained, CDN$10 and other good and valuable consideration (the receipt and sufficiency whereof being hereby acknowledged by each Party), the Parties hereto do hereby covenant and agree as follows:

1. **DEFINITIONS AND SCHEDULES**

1.1 **Definitions**. In this Agreement:

"**Agreement**", "**this Agreement**", "**hereto**" and "**herein**" means this Agreement and all Schedules attached hereto, as may be amended from time to time.

"**Business Day**" means a day other than a Saturday or a Sunday or any other day which is a statutory holiday in the Province of Ontario.

"**Contracts**" means agreements, indentures, contracts, bonds, debentures, security agreements, leases, deeds of trust, licences, options, instrument or other legally binding commitment.

"**Encumbrances**" means any and all claims, liens, security interests, mortgages, pledges, charges, options, equity interests, encumbrances, proxies, voting agreements, voting trusts, leases, tenancies, easements or other interests of any nature or kind whatsoever, howsoever created.

"**Laws**" mean all applicable federal, provincial, state, municipal or local laws, statutes, by-laws or ordinances and any regulations promulgated thereunder in effect on the date hereof.

"**McCart Property**" shall have the meaning ascribed thereto in the preamble hereto;

"**New Claims**" means the three mineral claims staked by the Company, all as further described in Schedule "A" hereto.

"**NSR**" means the 1% net smelter return royalty, calculated and paid in accordance with Schedule "B" attached hereto and forming a part hereof.

"**Parties**" means collectively, the parties to this Agreement.

"**Person**" means an individual, partnership, company, corporation, unincorporated association, joint venture, trust or any other agency or instrumentality thereof or any other judicial entity or person, government or governmental agency, authority or entity howsoever designated or constituted.

"**Purchase and Sale Agreement**" shall have the meaning ascribed thereto in the preamble hereto;

"**Survival Period**" has the meaning ascribed thereto in section 5.1.

1.4 **Toronto Time**. Except where otherwise expressly provided in this Agreement any reference to time shall be deemed to be a reference to Toronto time.

1.5 **Gender and Extended Meanings**. In this Agreement words and personal pronouns relating thereto shall be read and construed as the number and gender of the party or parties referred to in each case require and the verb shall be construed as agreeing with the required word and pronoun. For greater certainty and without limitation, in this Agreement the word "shall", has the same meaning as the word "will".

1.6 **Headings.** The division of this Agreement into articles and sections is for convenience of reference only and shall not effect the interpretation or construction of this Agreement.

1.7 **Business Day**. In the event that the date for the taking of any action under this Agreement falls on a day which is not a Business Day, then such action shall be taken on the next following Business Day.

1.8 **Currency**. All dollar amounts and/or figures in this Agreement are expressed in terms of Canadian currency.

1.9 **Schedules**. The following are the Schedules attached to and incorporated in this Agreement by reference and deemed to be a part hereof:

Schedule "A" – Property
Schedule "B" – Terms of NSR

2. Grant of NSR

2.1 **NSR**. In consideration of the on-going business relationship between the Parties and for other good and valuable consideration as referenced in the preamble to this Agreement, the Company hereby grants to Brereton the NSR in respect of the New Claims.

3. REPRESENTATIONS AND WARRANTIES OF BRERETON

3.1 **Representations and Warranties**. Brereton does hereby represent and warrant to and in favour of the Company and acknowledges and confirms that the Company is relying upon such representations and warranties in connection with the grant of the NSR hereunder:

(a) **Agreement Enforceable**. This Agreement constitutes a valid and legally binding obligation of Brereton enforceable against Brereton in accordance with its terms subject, however, to the effects of bankruptcy, insolvency, reorganization, moratorium and other Laws for the protection of creditors, as well as to general principles of equity, regardless whether such enforceability is considered in proceedings in equity or at law.

(b) **No Violations**. The execution and delivery of this Agreement by Brereton and the observance and performance of the terms and provisions of this Agreement; (i) does not and will not require Brereton to obtain or make any consent, authorization, approval, filing or registration under any law, by-law, rule, regulation, judgment, order, writ, injunction or decree which is binding upon Brereton; and (ii) does not and will not constitute a violation, breach or default (nor would with the passage of time or the giving of notice or both or otherwise, constitute a default) of a provision of any Contracts, or any Law, judgment, order, writ, injunction or decree applicable to Brereton.

(c) **Non-Resident.** Brereton is not a non-resident of Canada for the purposes of section 116 of the *Income Tax Act* (Canada) as amended.

(d) **No Brokers**. All negotiations relating to this Agreement and the grant of the NSR hereunder have been carried on by Brereton directly with the Company without the intervention of any other Person on behalf of Brereton in such manner as to give rise to any valid claim against the Company for a brokerage commission, finder's fee or other like payment and Brereton will indemnify and save harmless the Company of and from any such claim.

4. REPRESENTATIONS AND WARRANTIES OF THE COMPANY

4.1 **Representations and Warranties**. The Company hereby covenants, represents and warrants to Brereton as follows and acknowledges and confirms that Brereton is relying upon such representations and warranties in entering into this Agreement:

(a) **Encumbrances.** The Company is the sole registered and beneficial owner of the New Claims, free and clear of any and all Encumbrances, and has the exclusive right to grant the NSR hereunder. No third Person has any right, under preferential rights of purchase clauses or otherwise, to acquire any interest the New Claims, other than as specified hereunder.

(b) **Organization**. The Company is duly incorporated and validly subsisting under the laws of the Province of Ontario and has the corporate power to own its properties and to carry on its business as it is now being conducted and to execute, deliver and perform its obligations under this Agreement. The Company is up to date in all filings and registrations required under the Laws of the Province of Ontario. The Company has all requisite corporate power and authority to enter into this Agreement and to perform its obligations hereunder.

(c) **Acts of Bankruptcy**. The Company is not insolvent, has not proposed a compromise or arrangement to its creditors generally, has not taken any proceeding with respect to a compromise or arrangement, has not taken any proceeding to have itself declared bankrupt or wound-up, has not taken any proceeding to have a receiver appointed over any part of its assets and at present, no encumbrancer or receiver has taken possession of any of its property and no execution is enforceable or levied upon any of its property and no petition for a receiving order in bankruptcy is filed against it.

(e) **Consents.** The Company has obtained all consents, approvals or authorizations that are required in connection with the grant of the NSR hereunder.

(f) **Corporate and Shareholder Authority**. All requisite corporate actions have been taken by Company to authorize the valid execution and delivery of this Agreement and the grant of the NSR hereunder.

(g) **Agreement Enforceable**. This Agreement constitutes a valid and legally binding obligation of the Company enforceable against the Company in accordance with its terms subject, however, to the effects of bankruptcy, insolvency, reorganization, moratorium and other Laws for the protection of creditors, as well as to general principles of equity, regardless whether such enforceability is considered in proceedings in equity or at law.

(h) **No Violations**. The execution and delivery of this Agreement by the Company and the observance and performance of the terms and provisions of this Agreement; (i) does not and will not require the Company to obtain or make any consent, authorization, approval, filing or registration under any Law, by-law, rule, regulation, judgment, order, writ, injunction or decree which is binding upon the Company; (ii) does not and will not constitute a violation or breach of the charter documents or by-laws of the Company; and (iii) does not and will not constitute a violation or breach of a provision of any Contracts to which the Company is a party or by which the Company is bound or any Law, by-law, judgment, order, writ, injunction or decree applicable to the Company.

(i) **No Brokers**. All negotiations relating to this Agreement and the grant of the NSR hereunder have been carried on by the Company directly with Brereton without the intervention of any other Person on behalf of the Company in such manner as to give rise to any valid claim against Brereton for a brokerage commission, finder's fee or other like payment and Company will indemnify and save harmless Brereton of and from any such claim.

5. SURVIVAL OF REPRESENTATIONS AND WARRANTIES

5.1 **Survival**. No investigations made by or on behalf of either Party at any time shall have the effect of waiving, diminishing the scope of or otherwise affecting any covenant, representation or warranty made by either Party. No waiver by either Party of any condition, in whole or in part, shall operate as a waiver of any other condition. The representations and warranties contained in Articles 3 and 4 respectively shall survive the making of this Agreement and the grant of the NSR hereunder for a period of two years (the "**Survival Period**"). If a claim for a breach of any such covenant, representation or warranty is brought prior to the expiration of the applicable Survival Period such covenant, representation or warranty shall, for the purposes of such claim, survive the applicable Survival Period until such claim is finally resolved and all obligations with respect thereto have been fully satisfied.

6. MISCELLANEOUS

6.1 **Costs**. Except as otherwise expressly provided in this Agreement, all legal, tax and other costs and expenses incurred in connection with the preparation of

this Agreement and the grant of the NSR hereunder shall be paid by the Party incurring such expenses.

6.2 **Notice**. All notices, requests, demands or other communications by the Parties required or permitted to be given by one Party to the other shall be given in writing by personal delivery, telecopy or by registered or certified mail, postage prepaid, addressed, telecopied or delivered to such other Party as follows:

(a) to Brereton:

William Brereton
959 Sulphur Springs Road
P.O. Box 81150
Ancaster, ON L9G 4X1

(b) to the Company:

Bridgeport Ventures Inc.
357 Bay Street, Suite 900
Toronto, ON M5H 2T7

Attention: President and Chief Executive Officer
Telecopier Number: 416-777-9880

with a copy to:

Cassels Brock & Blackwell LLP
Scotia Plaza, Suite 2100
40 King Street West
Toronto, Ontario M5H 3C2

Attention: Jay Goldman
Telecopier Number: (416) 644-9337

or at such other address or telecopier number as may be given by any of them to the others in writing from time to time and such notices, requests, demands or other communications shall be deemed to have been received when delivered, if personally delivered, on the date telecopied (with receipt confirmed) if telecopied and transmitted at or prior to 5:00 p.m. local time and, if not, on the next Business Day, and if mailed, on the date received as certified.

6.3 **Further Assurances**. The Parties shall sign such other papers, cause such meetings to be held, resolutions passed and by-laws enacted and exercise their vote and influence, do and perform and cause to be done and performed such further and other acts and things as may be necessary or desirable in order to give full effect to this Agreement and every part hereof.

6.4 **Laws**. This Agreement shall be governed by the laws of the Province of Ontario and the federal laws of Canada applicable therein.

6.5 **Time of the Essence**. Time shall be of the essence of this Agreement and of every part hereof and no extension nor variation of this Agreement shall operate as a waiver of this provision.

6.6 **Entire Agreement**. This Agreement together with the Purchase and Sale Agreement constitute the entire agreement among the Parties with respect to all of the matters herein. This Agreement shall not be amended except by a memorandum in writing signed by the Parties and any amendment hereof shall be null and void and shall not be binding upon either Party which has not given its consent as aforesaid.

6.7 **Assignment**. Neither Party may assign this Agreement or any part hereof without the prior written consent of the other Party which consent may not be unreasonably withheld. Subject to the foregoing, this Agreement shall enure to the benefit of and be binding upon the Parties and their respective heirs, executors, administrators, legal representatives, successors and assigns, but no other Person provided, however, that the indemnity obligations provided herein shall not be assignable without the consent of the non-assigning party.

6.8 **Invalidity**. In the event that any of the covenants, representations and warranties or any portion of them contained in this Agreement are unenforceable or are declared invalid for any reason whatsoever, such unenforceability or invalidity shall not affect the enforceability or validity of the remaining terms or portions thereof contained in this Agreement and such unenforceable or invalid, covenant, representation and warranty or covenant or portion thereof shall be severable from the remainder of this Agreement.

6.9 **Counterpart**. This Agreement may be executed in several counterparts, by original or telefacsimile signature, each of which so executed shall be deemed to be an original and such counterparts when taken together shall constitute one and the same original agreement which shall be binding on the Parties hereto.

IN WITNESS WHEREOF the Parties have duly executed this Agreement as of the date and year first above written.

BRIDGEPORT VENTURES INC.

Per: ______________________

______________________ **WITNESS**

______________________ **WILLIAM BRERETON**

6.4 **Laws**. This Agreement shall be governed by the laws of the Province of Ontario and the federal laws of Canada applicable therein.

6.5 **Time of the Essence**. Time shall be of the essence of this Agreement and of every part hereof and no extension nor variation of this Agreement shall operate as a waiver of this provision.

6.6 **Entire Agreement**. This Agreement together with the Purchase and Sale Agreement constitute the entire agreement among the Parties with respect to all of the matters herein. This Agreement shall not be amended except by a memorandum in writing signed by the Parties and any amendment hereof shall be null and void and shall not be binding upon either Party which has not given its consent as aforesaid.

6.7 **Assignment**. Neither Party may assign this Agreement or any part hereof without the prior written consent of the other Party which consent may not be unreasonably withheld. Subject to the foregoing, this Agreement shall enure to the benefit of and be binding upon the Parties and their respective heirs, executors, administrators, legal representatives, successors and assigns, but no other Person provided, however, that the indemnity obligations provided herein shall not be assignable without the consent of the non-assigning party.

6.8 **Invalidity**. In the event that any of the covenants, representations and warranties or any portion of them contained in this Agreement are unenforceable or are declared invalid for any reason whatsoever, such unenforceability or invalidity shall not affect the enforceability or validity of the remaining terms or portions thereof contained in this Agreement and such unenforceable or invalid, covenant, representation and warranty or covenant or portion thereof shall be severable from the remainder of this Agreement.

6.9 **Counterpart**. This Agreement may be executed in several counterparts, by original or telefacsimile signature, each of which so executed shall be deemed to be an original and such counterparts when taken together shall constitute one and the same original agreement which shall be binding on the Parties hereto.

IN WITNESS WHEREOF the Parties have duly executed this Agreement as of the date and year first above written.

BRIDGEPORT VENTURES INC.

Per: ______________________

____
WITNESS

____
WILLIAM BRERETON

SCHEDULE "A"

Description of Property

The New Claims consist of mineral claim numbers 4244894, 4244895 and 4244896, located in McCart Township, Porcupine Mining Division, in the Province of Ontario

SCHEDULE "B"
NSR Provisions

1. The NSR royalty will be calculated and paid to Brereton (the "**Payee**") by the Company (the "**Payor**") in accordance with the terms of this Schedule "B".

2. The NSR will be calculated on a calendar monthly basis and will, subject to paragraph 8, be equal to Gross Revenue less Permissible Deductions for such month.

3. The following words will have the following meanings:

(a) **"Gross Revenue"** means the aggregate of the following amounts received in each monthly period:

(i) the revenue received by the Payor from arm's length purchasers of all mineral products;

(ii) the fair market value of all mineral products sold by the Payor in such month to Persons not dealing at arm's length with the Payor; and

(iii) any proceeds of insurance on mineral products.

(b) **"Permissible Deductions"** means the aggregate of the following charges (to the extent that they are not deducted by any purchaser in computing payment) that are paid in each monthly period:

(i) sales charges levied by any sales agent on the sale of mineral products;

(ii) transportation costs for mineral products from the property to the place of beneficiation, processing or treatment and thence to the place of delivery of mineral products to a purchaser thereof including shipping, freight, handling and forwarding expenses;

(iii) all costs, expenses and charges of any nature whatsoever which are either paid or incurred by the Payor in connection with refinement or beneficiation of mineral products after leaving the property, including all weighing, sampling, assaying and representation costs, metal losses, any umpire charges and any penalties charged by the processor, refinery or smelter; and

(iv) all insurance costs on mineral products;

provided that where a cost or expense otherwise constituting a Permissible Deduction is incurred by the Payor in a transaction with a party with whom it is

not dealing at arm's length as that term is defined in the *Income Tax Act* (Canada)), such cost or expense may be deducted, but only as to the lesser of the actual cost incurred by the Payor or the fair market value thereof, calculated at the time of such transaction and under all the circumstances thereof.

4. The NSR will be calculated and paid within 30 days after the end of each calendar month. Smelter settlement sheets, if any, and a statement setting forth calculations in sufficient detail to show the payment's derivation (the "**Statement**") must be submitted with the payment.

5. In the event that final amounts required for the calculation of the NSR are not available within the time period referred to in section 4 of this Schedule "B", then provisional amounts will be established and the NSR paid on the basis of this provisional calculation. Positive or negative adjustments will be made to the NSR payment of the succeeding month.

6. All NSR payments will be considered final and in full satisfaction of all obligations of the Payor with respect thereto, unless the Payee delivers to the Payor a written notice (the **"Objection Notice"**) describing and setting forth a specific objection to the calculation thereof within 60 days after receipt by the Payee of the Statement. If the Payee objects to a particular Statement as herein provided, the Payee will, for a period of 60 days after the Payor's receipt of such Objection Notice, have the right, upon reasonable notice and at a reasonable time, to have the Payor's accounts and records relating to the calculation of the NSR in question audited by the auditors of the Payee. If such audit determines that there has been a deficiency or an excess in the payment made to the Payee, such deficiency or excess will be resolved by adjusting the next monthly NSR payment due hereunder. The Payee will pay all the costs and expenses of such audit unless a deficiency of 2-1/2% percent or more of the amount due is determined to exist. The Payor will pay the costs and expenses of such audit if a deficiency of 2-1/2% or more of the amount due is determined to exist. All books and records used and kept by the Payor to calculate the NSR due hereunder will be kept in accordance with Canadian generally accepted accounting principles. Failure on the part of the Payee to make claim against the Payor for adjustment in such 60 day period by delivery of an Objection Notice will conclusively establish the correctness and sufficiency of the Statement and NSR payments for such month.

7. At the election of the Payee made in writing at least 90 days prior to the first payment on account of the NSR (which election may not be rescinded without the consent of the Payor), the Payee may elect to receive the NSR in kind, provided that any extra costs or expenses incurred by the Payor as a result of such election and payment of the NSR in kind will be for the account of the Payee and will be due on demand.

8. At any time, the Payor shall have the right to purchase one-half of the NSR (ie. a 0.5% NSR) on the payment to the Payee of the sum of CDN$1 million.